Exhibit 99.1

JoS. A. Bank Clothiers Announces Leadership Succession Plan- Wildrick, Black and Giordano will remain with the Company; Two New Outside Directors Also Elected

HAMPSTEAD, Md.—(BUSINESS WIRE)—September 12, 2008—JoS. A. Bank Clothiers, Inc. (NASDAQ Global Select Market: JOSB) announces today the implementation of its leadership succession plan under which three top officials will remain with the Company and assume new roles. Effective December 21, 2008, Robert N. Wildrick will become Chairman of the Board; R. Neal Black will become Chief Executive Officer and a Director of the Company and Andrew A. Giordano will become Chairman Emeritus. Mr. Black will remain President of the Company and Mr. Giordano will remain Lead Independent Director. As the transition process continues over the coming months, the Company expects to make future announcements of key promotions when appropriate. The Company also announced that James H. Ferstl and Henry Homes, III, have been elected to the Board of Directors.

The goals of the leadership succession plan are transition and continuity. Mr. Wildrick’s retirement as CEO provides an opportunity for Mr. Black, Chief Merchandising Officer since 2000, to assume overall management responsibility for the Company. Following their respective tenures as CEO and Chairman of the Board through the last eight years of unprecedented growth, Mr. Wildrick and Mr. Giordano will continue to be available to provide direction and advice to Mr. Black.

Speaking on behalf of the Board, Mr. Giordano praised Mr. Wildrick for his work on behalf of the Company, stating: “Since the end of 1999 when Mr. Wildrick took over as Chief Executive Officer, annual net income has increased to $50.2 million from $1.4 million, sales have tripled, market cap has increased over $500 million and the number of stores has grown from approximately 100 to 450. Under Mr. Wildrick’s leadership, the Company has eliminated all of its term and revolving debt, while amassing over $82 million in cash as of the end of the last fiscal year. This is a truly remarkable record.” Mr. Giordano continued, “Having worked closely with Mr. Wildrick during that same period, Mr. Black is a seasoned executive capable of leading the Company. We are delighted that Mr. Wildrick and Mr. Black will be continuing their combined efforts to provide even more growth for the Company and value for the shareholders.”

Mr. Ferstl brings to the Board over 30 years of experience in the retail industry, with a concentration in merchandising and marketing. Mr. Homes is a 20 year veteran of the commercial moving and storage industry, with extensive expertise in distribution and logistics.

JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation’s leading retailers of men’s classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 450 stores in 42 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, Md., and its common stock is listed on the Nasdaq Global Select Market under the symbol “JOSB.”

The Company’s statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company’s control that can affect the Company’s operating results, liquidity and financial condition. Such factors include risks associated with economic, weather, public health and other factors affecting consumer spending, higher energy and security costs, the successful implementation of the Company’s growth strategy including the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials such as wool and cotton, seasonality, merchandise trends and changing consumer preferences, the effectiveness of the Company’s marketing programs, the availability of suitable lease sites for new stores, doing business on an international basis, the ability to source product from its global supplier base, litigations and other competitive factors. Other factors and risks that may affect the Company’s business or future financial results are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended February 2, 2008 and the Company’s subsequent Quarterly Reports on Form 10-Q filed through the date hereof. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. The Company does not undertake an obligation to update or revise any forward-looking statements to reflect actual results or changes in the Company’s assumptions, estimates or projections. These risks should be carefully reviewed before making any investment decision.

CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, Md.
David E. Ullman,
EVP/CFO,
410-239-5715
or
Investor Relations Information Request Website
(http://phx.corporate-ir.net/phoenix.zhtml?c=113815&p=irol-inforeq), or Voicemail, 410-239-5900

E-commerce Address for JoS. A. Bank Clothiers, Inc.:
www.josbank.com